Exhibit 99.1



                             Flotek Industries, Inc.
              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 2001


Basis of Presentation

Flotek Industries, Inc. (the "Company" or "Flotek") merged with Chemical & Equipment Specialties, Inc. ("CESI") on October 31, 2001 (the "Merger"). The Company accounted for the Merger as a "reverse" acquisition of Flotek Industries, Inc. by CESI in accordance with the purchase method of accounting. The purchase price was allocated first to the fair value of Flotek's assets acquired and liabilities assumed based on management's estimates of fair value, with the excess purchase price recorded to goodwill. Prior to the Merger, CESI acquired Material Translogistics, Inc. ("MTI") in June 2001.

The unaudited pro forma combined statement of operations for the year ended December 31, 2001 gives effect to (1) the Merger and (2) the acquisition of MTI, as if they had occurred on January 1, 2001. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, there have been no pro forma adjustments for amortization of goodwill attributable to the Merger as it was initiated after June 30, 2001 and amortization of goodwill is not required for business combinations initiated after that date.

The unaudited pro forma combined financial statements presented herein do not purport to represent what the Company's results of operations actually would have been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's results of operations for any future period or the future results of any of the acquired businesses.

The following unaudited pro forma combined statement of operations should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2001 included in the Company's Annual Report of Form 10-KSB for the year ended December 31, 2001.


                                                    Flotek Industries, Inc.
                                      Unaudited Pro Forma Combined Statement of Operations
                                            For the Year Ended December 31, 2001


                                                       Material          Flotek
                                                    Translogistics,   Industries,       Pro Forma          Pro Forma
                                      As Reported       Inc. (1)         Inc. (2)       Adjustments        Combined
                                      -----------    -----------    -------------      ------------       -----------

Revenues..........................    $12,561,499    $   349,107      $ 3,071,843       $         -       $15,982,449

Cost of sales.....................      9,078,121        234,758        1,465,184                 -        10,778,063
Selling, general and
   administrative.................      3,767,873        100,611        1,437,709                 -         5,306,193
Depreciation and amortization.....        744,305              -           88,384            20,372  (a)      853,061
Research and development..........         34,938              -           74,712                 -           109,650
                                      -----------       ---------     -----------       -----------       -----------
   Total expenses.................     13,625,237        335,369        3,065,989            20,372        17,046,967

   Operating income (loss)........     (1,063,738)        13,738            5,854           (20,372)       (1,064,518)

Interest expense..................       (415,431)           872          (20,332)          (22,500) (b)     (457,391)
Interest income...................         43,819              -                -                 -            43,819
Other income (expense)............         27,415              -            7,635                 -            35,050
                                      -----------    -----------      -----------       -----------       -----------
   Pre-tax income (loss)..........     (1,407,935)        14,610          (6,843)           (42,872)       (1,443,040)
Income tax expense................              -              -                -                 -                 -
                                      -----------    -----------      -----------       -----------       -----------

    Net income (loss)................ $(1,407,935)   $    14,610      $    (6,843)      $   (42,872)      $(1,443,040)
                                      ===========    ===========      ===========      ============       ===========

Basic and diluted pro forma net loss per share..................................................               $(0.30)
                                                                                                               ======

Shares used in computing pro forma loss per share...............................................            4,850,696
                                                                                                            =========



1) Amounts for Material Translogistics, Inc. ("MTI") are for the six month period ended June 30, 2001 prior to the acquisition by CESI. No income tax expense was recorded for MTI as the earnings were taxable directly to the shareholder.

2) Amounts for Flotek Industries, Inc. are for the ten month period ended October 31, 2001. Amounts for the months of November and December 2001 are included in the consolidated statement of operations as reported.

See accompanying basis of presentation and notes to unaudited pro forma combined financial statements.

                             Flotek Industries, Inc.
          Notes to Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 2001



Unaudited pro forma combined statement of operations adjustments

(a) Records additional goodwill amortization of $20,372 arising from the acquisition of MTI using an estimated life of 20 years. In accordance with SFAS No. 141, there was no pro forma adjustment to goodwill amortization expense relating to the Merger of CESI and Flotek, as the Merger was initiated after June 30, 2001 and amortization of goodwill is not required for business combinations initiated after that date.

(b) Records additional interest expense of $22,500 associated with borrowings to finance the cash portion of the consideration paid by CESI to acquire MTI.